                                                    Registration No. 333-_______

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


                              THE MEAD CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)
                           --------------------------

             OHIO                                         31-0535759
   (State of Incorporation)                 (I.R.S. Employer Identification No.)
                           --------------------------

                             MEAD WORLD HEADQUARTERS
                           COURTHOUSE PLAZA NORTHEAST
                               DAYTON, OHIO 45463
                    (Address of Principal Executive Offices)
                           --------------------------

                              THE MEAD CORPORATION
                          EMPLOYEES STOCK PURCHASE PLAN
                            (Full Title of the Plan)
                           --------------------------

                                 David L. Santez
                             Assistant Secretary and
                            Associate General Counsel
                              The Mead Corporation
                             Mead World Headquarters
                           Courthouse Plaza Northeast
                               Dayton, Ohio 45463
                                 (937) 495-6323
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                                   Calculation of Registration Fee
------------------------------------------------------------------------------------------------------------------------------------


                                                            Proposed Maximum            Proposed Maximum           Amount of
Title of Securities        Amount to be                    Offering Price Per            Aggregate Offering      Registration
to be Registered            Registered                           Share(1)                    Price(2)               Fee(3)
------------------------------------------------------------------------------------------------------------------------------------

Common Shares,               300,000(4)                          $33.60                    $10,080,000             $3,060.00
without par
value, includ-
ing related
Purchase Rights
-----------------------------------------------------------------------------------------------------------------------------------

(1)  Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of
     1933, as amended (the "Securities Act"), on the basis of the average of the high and low sale prices for a share of the common stock of the registrant on the New York Stock
     Exchange on May 8, 2000.

(2)  Estimated solely for the purpose of calculating the registration fee.

(3)  The registration fee has been calculated pursuant to Section 6(b) of the Securities Act.

(4)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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Pursuant to Instruction E of Form S-8 with respect to the registration of additional securities, the Registration Statement, dated April 27, 1995, of the registrant, The Mead Corporation, an Ohio corporation ("Registrant" or the "Company"), filed on Form S-8 (file No. 33-59007) and all Exhibits thereto, are incorporated by reference in this Registration Statement.


PART I.  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The information required by Part I of this Registration Statement on Form S-8 (the "Registration Statement") is not being filed herewith pursuant to the Note to Part I of Form S-8.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Item 3.  Incorporation of Documents by Reference.
         ------   ---------------------------------------

         The following documents filed by the Company and The Mead Corporation Employees Stock Purchase Plan (the "Plan") with the Securities and Exchange Commission are incorporated herein by reference as of their respective dates of filing:

         (a) The Annual Report of the Company on Form 10-K for the year ended December 31, 1999, filed pursuant to Section 13 of the Securities Exchange Act of 1934 ("Exchange Act").

         (b) Annual Report of the Plan for the year ended August 31, 1999 filed as amendment number 2 on Form 10-K/A, dated November 22, 1999, to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 1-2267).

         (c) The description of Common Shares contained in the Registration Statements filed pursuant to Section 12 of the Securities Exchange Act of 1934 and any amendments thereto.

         (d) The description of the Common Share Purchase Rights filed in Registrant's Form 8-A, dated November 13, 1996, as amended in Form 8-A/A dated November 3, 1997, as amended in Form 8-A/A dated December 15, 1999, as amended in Form 8-A/A dated March 6, 2000.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


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         Item 4.  Description of Securities.
         ------   -------------------------

         Not Applicable.

         Item 5.  Interests of Named Experts and Counsel.
         ------   --------------------------------------

         Not Applicable.

         Item 6.  Indemnification of Directors and Officers.
         ------   -----------------------------------------

         Section 2 of Article V of the Regulations of the Registrant provides for the indemnification by the Registrant of its officers, directors, employees and others against certain liabilities and expenses. Such provision provides different treatment for (i) cases other than those involving actions or suits by or in the right of the Registrant and (ii) cases involving actions or suits by or in the right of the Registrant. In the first category, the Registrant indemnifies each director, officer, employee and agent of the Registrant and each person who serves another organization at the request of the Registrant, against expenses, including attorneys' fees, judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was in such position or so serving, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any matter the subject of a criminal action, suit, or proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful. In the second category, the Registrant indemnifies each director, officer, employee and agent of the Registrant and each person who serves another organization at the request of the Registrant, against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor, by reason of the fact that such person is or was in such position or so serving, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made in respect of any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Registrant unless and only to the extent that a court of common pleas, or the court in which such action or suit was brought, determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Any such indemnification, unless ordered by a court, may be made by the Registrant only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct. Such determination must be made (a) by a majority vote of a quorum consisting of directors of the Registrant who were not and are not parties to or threatened with any such action, suit or proceeding, or (b) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been




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retained by or who has performed services for the Registrant or the person to be indemnified in the last five years, or (c) by the shareholders, or (d) by the Court of Common Pleas or the court in which such action, suit or proceeding was brought. Any determination made by the disinterested directors or by independent legal counsel must be promptly communicated to the person who threatened or brought an action or suit by or in the right of the Registrant and such person may, within ten days, petition an appropriate court to review the reasonableness of such determination.

         To the extent that a person covered by the indemnification provisions of the Regulations has been successful on the merits or otherwise in defense of any action referred to above, indemnification of such person against expenses is mandatory.

         The Regulations also provide that expenses, including attorneys' fees, amounts paid in settlement, and (except in the case of an action by or in the right of the Registrant) judgments, decrees, fines and penalties incurred in connection with any potential, threatened, pending or completed action or suit by any person by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving another organization at the request of the Registrant may be paid or reimbursed by the Registrant, as authorized by the Board of Directors upon a determination that such payment or reimbursement is in the best interests of the Registrant.

         The Regulations also provide that, with certain limited exceptions, a director will be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence that such action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the best interests of the Registrant. The Regulations also provide that, with certain limited exceptions, expenses incurred by a director in defending an action must be paid by the Registrant as they are incurred in advance of the final disposition, if the director agrees (i) to repay such advances if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the Registrant's best interests and (ii) to reasonably cooperate with the Registrant concerning the action.

         The Registrant has entered into indemnification agreements with its directors. The agreements provide that the Registrant will promptly indemnify each director to the fullest extent permitted by applicable law and that the Registrant will advance expenses under the circumstances permitted by Ohio law. The agreements also provide that the Registrant is to take certain actions upon the occurrence of certain events that represent a change in control of the Registrant, including establishment of a $10 million escrow account as security for certain of the Registrant's indemnification obligations. While not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements do require that the directors be provided with the maximum coverage if such insurance is maintained and that, in the event of any reduction in, or cancellation of, present directors' and officers' liability insurance coverage, the Registrant will stand as self-insurer with respect to the coverage not retained and will indemnify the directors against any loss resulting from any reduction in, or cancellation of, such insurance coverage. The agreements




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also provide that the Registrant may not bring any action against a director more than two years (or such shorter period as may be applicable under the law) after the date a cause of action accrues.

         The Registrant purchased, effective for the period from August 1, 1998 through August 1, 2001, an insurance policy under which, subject to the limitations described below, the insurer performs for the Registrant its obligation of indemnifying officers and directors. The insurer is obligated, subject to such limitations, to pay on behalf of the Registrant amounts in excess of $500,000 to which any director or officer of the Registrant shall be entitled by reason of his right to indemnification by the Registrant, provided that such right to indemnification arises in connection with the defense of any action, suit or proceeding to which such director or officer may be a party or with which such director or officer may be threatened during the three-year period covered by this policy. The insurer will pay all losses on behalf of directors or officers without application of a deductible where such losses are not subject to indemnification by the Registrant. The policy does not cover any matter that is uninsurable under law. The $500,000 deduction applies in respect of each properly established claim to indemnification. If more than one claim to indemnification arises out of the same act or interrelated acts, such claims to indemnification will be treated as one and only one retention of $500,000 shall be applied if applicable to the facts and the matter is subject to indemnification by the Registrant. The maximum liability of the insurer is $25,000,000. Effective August 1, 1998, the Registrant purchased excess policies providing additional annual limits of $75,000,000 through August 1, 2001.

         In conjunction with the above-described insurance, the Registrant maintains insurance designed to protect the individual director or officer against specified expenses and liabilities, including those arising out of negligence in the performance of duty, with respect to which the Registrant does not provide indemnification. The individual policies contain the same maximum liability provisions as described hereinbefore with no deductibles.

         Item 7.  Exemption from Registration Claimed.
         ------   -----------------------------------

         Not Applicable.

         Item 8.  Exhibits.
         ------   --------

         See Exhibit Index following the signature pages to this Registration Statement.

         Item 9.  Undertakings.
         ------   ------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:




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                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraph (1)(i) and
         (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other




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than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.








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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on May 10, 2000.

                                                THE MEAD CORPORATION


                                                By:/s/JEROME F. TATAR
                                                   -----------------------------
                                                   Jerome F. Tatar
                                                   Chairman of the Board,
                                                   Chief Executive Officer and
                                                   President

                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sue K. McDonnell, Timothy R. McLevish and Jerome F. Tatar, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                                   SIGNATURES




Date: May 10, 2000                   By:/s/JEROME F. TATAR
                                        --------------------------------------
                                        Jerome F. Tatar
                                        Chief Executive Officer, President
                                        Director (principal executive officer)










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Date: May 10, 2000               By:/s/TIMOTHY R. MCLEVISH
                                    ------------------------------------------
                                    Timothy R. McLevish
                                    Vice President and Chief Financial Officer
                                    (principal financial officer)



Date: May 10, 2000               By:/s/PETER H. VOGEL, JR.
                                    ------------------------------------------
                                    Peter H. Vogel, Jr.
                                    Vice President, Finance and Treasurer
                                    (principal accounting officer)



Date: May 10, 2000               By:/s/JOHN C. BOGLE
                                    ------------------------------------------
                                    John C. Bogle
                                    Director



Date: May 10, 2000               By:/s/JOHN G. BREEN
                                    ------------------------------------------
                                    John G. Breen
                                    Director



Date: May 10, 2000               By:/s/DUANE E. COLLINS
                                    ------------------------------------------
                                    Duane E. Collins
                                    Director



Date: May 10, 2000               By:/s/WILLIAM E. HOGLUND
                                    ------------------------------------------
                                    William E. Hoglund
                                    Director



Date: May 10, 2000               By:/s/JAMES G. KAISER
                                    ------------------------------------------
                                    James G. Kaiser
                                    Director







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


Date: May 10, 2000                         By:/s/ROBERT J. KOHLHEPP
                                              ----------------------------------
                                              Robert J. Kohlhepp
                                              Director


Date: May 10, 2000                         By:/s/JOHN A. KROL
                                              ----------------------------------
                                              John A. Krol
                                              Director



Date: May 10, 2000                         By:/s/SUSAN J. KROPF
                                              ----------------------------------
                                              Susan J. Kropf
                                              Director



Date: May 10, 2000                         By:/s/CHARLES S. MECHEM, JR.
                                              ----------------------------------
                                              Charles S. Mechem, Jr.
                                              Director



Date: May 10, 2000                         By:/s/HEIDI G. MILLER
                                              ----------------------------------
                                              Heidi G. Miller
                                              Director



Date: May 10, 2000                         By:/s/LEE J. STYSLINGER, JR.
                                              ----------------------------------
                                              Lee J. Styslinger, Jr.
                                              Director



Date: May 10, 2000                         By:/s/J. LAWRENCE WILSON
                                              ----------------------------------
                                              J. Lawrence Wilson
                                              Director










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         Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, and the State of Ohio, on the dates indicated.

                                            THE MEAD CORPORATION
                                            EMPLOYEES STOCK PURCHASE PLAN



Date: May 10, 2000                          By:/s/A. ROBERT ROSENBERGER
                                               -------------------------------
                                               A. Robert Rosenberger
                                               Vice President, Human Resources











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                                  EXHIBIT INDEX



Exhibit No.                Description
-----------                -----------

4                 The Mead Corporation Employees Stock Purchase Plan

23                Consent of Deloitte & Touche LLP

24                Powers of Attorney (contained in the signature pages following
                  Part II of this Registration Statement)













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